Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2012, with respect to the consolidated financial statements included in the Annual Report of International Textile Group, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of International Textile Group on Forms S-8 (File No. 333-143426, effective May 31, 2007 and File No. 333-143427, effective May 31, 2007).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina
March 30, 2012